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                                                                    EXHIBIT 11.1

EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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
                                                                                       Years Ended
                                                                  ----------------------------------------------------
                                                                        1999              1998              1997

SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                              4,826,785        4,802,375           4,930,119
                                                                  ===============   ==============   =================


SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                              4,826,785        4,802,375           4,930,119

Net effect of stock options based on the treasury stock
  method using the average market price during the period                 157,862           59,572                   -
                                                                  ---------------   --------------   -----------------

     Total weighted average common and common equivalent
        shares outstanding                                              4,984,647        4,861,947           4,930,119
                                                                  ====================================================
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